Lixte Biotechnology Holdings, Inc.
248 Route 25A No. 2
East Setauket, New York 11733

Phone (631) 751-2882

File No. 2392-1

October 7, 2008

Dr. Mel Sorensen
7 Rapps Run Drive
Malvern, Pennsylvania 19355

Re: Director Stipend

Dear Mel:

We are delighted that you have agreed to join the Board of Directors of Lixte Biotechnology Holdings, Inc. This will confirm that, in addition to performing your customary duties as an outside member of the Company's Board of Directors, you have agreed to act in an advisory role in connection with strategic development of the Company's intellectual properties. In this connection, we have agreed to pay you the sum of $40,000 payable in quarterly installments of $10,000 commencing on October 7, 2008. At the sole discretion of the Company's Board of Directors, you may receive a bonus based on performance. The term of your engagement will be for a period of one year from the date hereof.

In addition you will be subject to the following provisions:

1. Proprietary Rights and Nondisclosure and Nonuse of Confidential Information.

1.1 It is understood that during the term of this engagement, you may be exposed to information that is confidential and proprietary to the Company. All such information (hereinafter "Lixte Confidential Information"), whether written or oral, tangible or intangible, that is made available, disclosed, or otherwise made known to you by the Company or its employees under this letter shall be considered confidential and shall be considered the sole property of the Company. Lixte Confidential Information shall be (a) marked as confidential, or (b) otherwise represented by the disclosing party as confidential either before or within a reasonable time after its disclosure to the receiving party. This obligation of confidentiality shall remain in effect for a period of five (5) years after the expiration or termination of this letter.

1.2 The obligations of confidentiality set forth in Paragraph 1.1 shall not apply to any information that:

a. is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation under this letter; or

b. was already known to you as evidenced by prior written documents in your possession; or

c. is disclosed to you by a third party who is not in default of any confidentiality obligation to the disclosing party hereunder; or

d. is developed by or on behalf of you, without reliance on confidential information received hereunder as evidenced by written documents in your possession; or

e. has been approved in writing by one party for publication by the other party; or

f. is required to be disclosed in compliance with applicable laws or regulations.

2. Nonsolicitation; Nondisparagement. You acknowledge that during the course of your engagement by the Company, you have and will continue to have the opportunity to develop relationships with existing employees, clients, distributors, and prospective clients, and other business associates of the Company, which relationships constitute goodwill of the Company and that the Company would be irreparably damaged if you were to take actions that would damage or misappropriate such goodwill. You accordingly agree that during the period commencing on the date hereof and ending on the first anniversary of the conclusion of the term, you shall not, directly or indirectly, either for the benefit of yourself or any other person, do any of the following:

a. Solicit any employee of the Company to terminate his employment with the Company, or employ any such individual during his employment with the Company and for a period of six months after such individual terminates his employment with the Company;

b. Solicit any distributor or customer, or prospective distributor or customer, of the Company to terminate his relationship with the Company, or accept any business from any such distributor or customer, or prospective distributor or customer, of the Company; or

c. Make any public statement, comment or remark that disparages the integrity or competence of a Company officer, director, employee, or shareholder, that disparages any product or service of the Company, or that is reasonably likely to cause injury to the relationships between the Company and any existing or prospective distributor, client, contractual counterparty, supplier, customer, employee, consultant or

other business associate of the Company. Likewise, the Company agrees that it shall not make any public statement, comment or remark that disparages your integrity or competence.

If the forgoing is acceptable to you, please sign and return a copy of this agreement.

Very truly yours,

Lixte Biotechnology Holdings, Inc.

By: ______________________
John S. Kovach, President

Agreed to:

____
Mel Sorensen

10-7-2008